Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: 	Multisector Income Portfolio (the "Registrant")
       Registration File No.  811-22786

CIK No. 0001566196

Ladies and Gentlemen:

On behalf of the Registrant, transmitted herewith pursuant to Rule 30b1-1 under the Investment
Company Act of 1940, as amended, is an amendment to the Registrant's Annual Form N-SAR filing for the year ended October 31, 2016 (the "Amendment"). This
Amendment is being filed to reflect the signature in the internal control report of the Registrant's independent registered public accounting firm, which was not included in the Annual Form N-SAR filing that was made on December 29, 2016.

If you have any questions concerning the Amendment, please do not hesitate to contact me at (617) 672-8119.

Very truly yours,

/s/ James F. Kirchner

James F. Kirchner

Treasurer